Exhibit 99.1

SAFETY INSURANCE GROUP, INC. ANNOUNCES INTENT TO ACQUIRE NORTHEAST METROWEST INSURANCE AGENCY

Boston, Massachusetts, October 6, 2022. Safety Insurance Group, Inc. (NASDAQ:SAFT) (“Safety” or “the Company”) today announced the execution of a non-binding Letter of Intent to acquire, through a wholly-owned subsidiary, the assets and operations of Northeast Insurance Agency, Inc (“Northeast / Metrowest”). The transaction will be subject to customary conditions and is expected to be completed in the fourth quarter of 2022.

George M. Murphy, President and Chief Executive Officer, commented: “Safety is proud of our history as an independent agency company and remains committed to the agency channel. Our success is rooted in providing products and services to our agency partners and their policyholders, thereby gaining and holding their respect and loyalty. This acquisition is an exciting opportunity to strengthen our position within the independent agency channel while positioning us for future prosperity. Over 30% of our current policies are handled in our Service Center and there will be numerous synergies that can be recognized by both Safety and Northeast / Metrowest, that will enhance our policyholder services.”

Since 1989, Northeast / Metrowest has provided personal and commercial insurance to properly protect its customers by determining the best coverage to suit their unique needs. Over that time, Northeast / Metrowest has grown to include over $40 million in policy premiums and continues to expand its offerings to its customers. Scott Bulger, co-principal of Northeast / Metrowest stated, “We are excited to further our long-term valued partnership with Safety while continuing to provide the products and service we are known for in the New England market.”

“We are always looking for ways to grow shareholder value, and the opportunity to acquire an agency with the scale and experience of Northeast / Metrowest provides us an additional revenue platform”, commented David F. Brussard, Safety’s Chairman of the Board of Directors. “Safety and Northeast / Metrowest have had a great partnership for over 20 years and this transaction demonstrates our continued support of the independent agency system. The Safety Board of Directors is committed to providing long-term value and investment return by identifying new opportunities, while continuing to focus on our strong underwriting results and core business.”

Following the acquisition, Northeast / Metrowest will continue as a stand-alone business operation within Safety’s holding company under the executive leadership of Mr. Bulger. Upon completion of the transaction, the employees of Northeast / Metrowest will become employees of the Safety subsidiary, providing additional high-quality talent to the Company. Northeast / Metrowest’s offices in Auburn, Falmouth, Needham and Westborough, will continue to operate from their current locations.

About Safety: Safety Insurance Group, Inc., based in Boston, MA, is the parent of Safety Insurance Company, Safety Indemnity Insurance Company, Safety Property and Casualty Insurance Company, and Safety Northeast Insurance Company. Operating exclusively in Massachusetts, New Hampshire, and Maine, Safety is a leading writer of property and casualty insurance products, including private passenger automobile, commercial automobile, homeowners, dwelling fire, umbrella and business owner policies.

Additional Information: Press releases, announcements, U. S. Securities and Exchange Commission (“SEC”) Filings and investor information are available under “About Safety,” “Investor Information” on our Company website located at www.SafetyInsurance.com. Safety filed its December 31, 2021 Form 10-K with the SEC on February 28, 2022 and urges shareholders to refer to this document for more complete information concerning Safety’s financial results.

Contacts:

Safety Insurance Group, Inc.

Office of Investor Relations

877-951-2522

InvestorRelations@SafetyInsurance.com

Cautionary Statement under "Safe Harbor" Provision of the Private Securities Litigation Reform Act of 1995:

This press release contains, and Safety may from time to time make, written or oral "forward-looking statements" within the meaning of the U.S. federal securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “aim,” “projects,” or words of similar meaning and expressions that indicate future events and trends, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”. All statements that address expectations or projections about the future, including statements about the Company’s proposed transaction with Northeast / Metrowest, are forward-looking statements. No assurances can be made that (i) the parties will successfully negotiate and enter into a definitive agreement with respect to the proposed transaction, (ii) the proposed transaction will be consummated on the terms or timeframe currently contemplated, or at all, or (iii) the Company will be able to recognize the anticipated benefits of the proposed transaction.

Forward-looking statements are not guarantees of future performance. By their nature, forward-looking statements are subject to risks and uncertainties. There are a number of factors, many of which are beyond our control, that could cause actual future conditions, events, results or trends to differ significantly and/or materially from historical results or those projected in the forward-looking statements. These factors include but are not limited to:

●	The competitive nature of our industry and the possible adverse effects of such competition;
●	Conditions for business operations and restrictive regulations in Massachusetts;
●	The possibility of losses due to claims resulting from severe weather;
●	The possibility that the Commissioner of Insurance may approve future rule changes that change the operation of the residual market;
●	The possibility that existing insurance-related laws and regulations will become further restrictive in the future;
●	The impact of investment, economic and underwriting market conditions, including interest rates and inflation;
●	Our possible need for and availability of additional financing, and our dependence on strategic relationships, among others;
●	Other risks and factors identified from time to time in our reports filed with the SEC, such as those set forth under the caption “Risk Factors” in our Form 10-K for the year ended December 31, 2021 filed with the SEC on February 28, 2022.

We are not under any obligation (and expressly disclaim any such obligation) to update or alter our forward-looking statements, whether as a result of new information, future events, or otherwise. You should carefully consider the possibility that actual results may differ materially from our forward-looking statements.